                                                                    EXHIBIT 3.24

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          GK TECHNOLOGIES, INCORPORATED
                           (AS AMENDED MARCH 26, 1982)

         GK Technologies, Incorporated, a corporation organized and existing under the laws of the State of New Jersey, restates and integrates and further amends its Certificate of Incorporation as herein set forth.

                                    ARTICLE I
                                 CORPORATE NAME

         The name of the corporation is GK TECHNOLOGIES, INCORPORATED (hereinafter called the "Corporation").

                                   ARTICLE II
                                    PURPOSES

         The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

                                  ARTICLE III
                           REGISTERED OFFICE AND AGENT

         The current registered office of the Corporation is c/o The Corporation Trust Company, 28 West State Street, Trenton, New Jersey 08608. The name of the Corporation's current registered agent at that office is The Corporation Trust Company.

                                   ARTICLE IV
                                  CAPITAL STOCK

         The total authorized capital stock of the Corporation shall be 251,000 shares, consisting of 250,000 shares of Preferred Stock issuable in one or more classes and series of any class, and 1,000 shares of Common Stock. The shares of Preferred Stock of each class shall be without nominal or par value, except the class established as provided in Section C of this Article IV, and except that the amendment authorizing the initial issuance of any other class or series of a class of such shares, adopted by the Board of Directors as provided in Section A of this Article IV, may designate the shares of such class as shares of a specified par value per share, in which event all of the shares of such class shall be of the par value per share so specified. The shares of Common Stock shall constitute a single class and shall be of the par value of $1 per share. The designations, relative voting, dividend, liquidation and other rights, preferences and Imitations of the Preferred Stock and Common Stock of the Corporation are as follows:

A.       PREFERRED STOCK

         The Board of Directors of the Corporation is expressly authorized (subject to any restrictions then applicable pursuant to clause (h) of this Section A or pursuant to Section C of this Article IV) to adopt and to cause to be executed and filed without further approval of the shareholders an amendment or amendments to this Restated Certificate of Incorporation to authorize the issuance of shares of Preferred Stock from time to time as shares of one or more classes or series of any class or classes of Preferred Stock for such consideration or considerations, not less than the par value in the case of shares having a par value, as the Board of Directors may fix. In the amendment authorizing any class or series of any class of Preferred Stock, the Board of Directors is expressly authorized to determine:

         (a) the distinctive designation of such class or series and the number of shares comprising such class or series, which number may be increased (except where otherwise provided by the Board of Directors in creating such class or series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

         (b) the rate of dividends payable on shares of such class or series and the preferences with respect to dividends (including the preferences, if any, over any other class or series or of any other class or series over such class or series), the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

         (c) whether or not the shares of such class or series shall be redeemable, and it so redeemable the terms on which shares of such class or series may be redeemed, including, without limitation, the time or times when, the redemption price or prices at which and the manner in which such shares shall be redeemable including the manner in which such shares shall be selected for redemption if less than all shares are to be redeemed;

         (d) the terms and amount of any sinking fund provided for the purchase or redemption of shares of such class or series;

         (e) the rights of the holders of shares of such class or series, including the preferences, if any, over any other class or series (or of any other class or series over such class or series), in case of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary, and if voluntary may vary at different dates;

         (f) the terms, if any, upon which the holders of shares of such class or series may convert shares thereof into shares of stock of any other class or classes, or of any other series of the same class or of another class or classes;

         (g) the voting powers, full and/or limited, if any, of the shares of such class or series; and, subject to the provisions of Article V, whether or not and under what conditions the shares of such class or series (alone or together with the shares of one or more other classes or series having similar provisions) shall be entitled to vote separately as a single class for the election of not more than two additional directors of the Corporation in case of dividend arrearages or other specified events (which shares shall not, by reason of such right to vote as a class to elect not more than two additional directors in accordance with this clause be deemed shares entitled to vote for the election of directors for purposes of any other provision of this Restated Certificate of Incorporation) and/or to vote separately as a single class upon any other matters; and to determine the voting requirements for any such separate class of votes so provided for, or which may be required by law, which voting requirements, unless and except as otherwise so determined by the Board of Directors, shall be a plurality of the votes cast in the case of an election of additional directors as aforesaid and shall be a majority of the votes cast in any other case;

         (h) whether or not the issuance of any additional shares of such class or series, or of any shares of any other class or series, shall be subject to restrictions as to issuance, or as to the rights, preferences or limitations of any such other class or series; and

         (i) such other relative rights, preferences and limitations as may be permitted to be determined by the Board of Directors of the Corporation in accordance with the laws of the State of New Jersey as in effect at the time of the creation of such class or series.

         With respect to any class or series of Preferred Stock authorized by the Board of Directors in accordance with the foregoing provisions of this Section A, no shares of which have been issued, the Board of Directors is expressly authorized to change the designation and number of shares, and the relative rights, preferences and limitations of such class or series to the same extent as the Board of Directors is authorized by the foregoing provisions of this Section A initially to determine such designation and number of shares, and such relative rights, preferences and limitations.

B.       COMMON STOCK

         (1) Except with respect to matters as to which the holders of the Preferred Stock or any class or series thereof shall be entitled to vote separately as a single class as authorized in Sections A, C and D of this
Article IV or as may be required by law, each holder of Common Stock of the Corporation from time to time issued and outstanding shall be entitled to vote and shall have one vote for each share of Common Stock standing in his name on the books of the Corporation.

         (2) Subject to the provisions of Sections A and C of this Article IV, the Board of Directors in its discretion may, from the surplus or net profits of the Corporation legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay, whether in cash, property, stock or otherwise, dividends on the Common Stock of the Corporation, and may use the surplus or net profits of the Corporation for the purpose of acquiring any of the capital stock of the Corporation, and `nay reissue and sell any of the capital stock so acquired.

         (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the preferential or other rights of the holders of the Preferred Stock pursuant to Sections A and C of this Article IV, the holders of the Common Stock shall be entitled to receive ratably any and all assets remaining to be paid or distributed.

C.       CUMULATIVE PREFERRED STOCK

         A class of Preferred Stock, designated "Cumulative Preferred Stock", is hereby established, Consisting of a series designated "$8.75 Cumulative Preferred Stock, Series A", and such other series as the Board of Directors of the Corporation may later establish and include in such class in accordance with the provisions of Section A of this Article IV. The Cumulative Preferred Stock shall have a par value of $100 per share, and the shares thereof, when issued, shall be fully-paid and non-assessable.

         (1)      $8.75 Cumulative Preferred Stock, Series A.

         The $8.75 Cumulative Preferred Stock, Series A (hereinafter in this Section C.1 referred to as the "Shares") shall consist of 250,000 Shares. Upon the reacquisition of any of the Shares, through redemption or otherwise, such reacquired Shares shall be cancelled and shall become part of the authorized and unissued Preferred Stock but shall not be authorized and unissued Shares, The Shares shall be deemed to be for all purposes the same shares as the shares of $8.75 Cumulative Preferred Stock, Series A, of the Corporation's predecessor, GK Technologies, Incorporated, which were converted into the Shares pursuant to the Agreement and Plan of Merger, dated as of March 22, 1982, between such predecessor and the Corporation. The rights, preferences and limitations of the Shares shall be as follows:

                  (a) Dividends on the Shares. The dividends on the Shares shall be $8.75 per Share per annum, payable quarterly (when, as and if declared by the Board of Directors out of funds at the time legally available for payment of dividends) on the first business day in the months of January, April, July and October of each year, commencing on the first business day of October 1977. Dividends on the Shares shall commence to accrue and shall be cumulative from the date of issuance thereof. The dividends payable on the first business day of October 1977 shall be for the period from the date of the original issuance of the Shares through September 30, 1977, both dates inclusive. Dividends payable on the first business day of October 1977, and dividends payable on dates not constituting a regular dividend payment date as provided herein, shall be calculated on the basis of the actual number of days elapsed over a 365-day year. Accumulated but unpaid dividends on any of the Shares shall not bear interest. As long as any of the Shares are outstanding, all dividends declared by the Board of Directors on any of the Shares shall be declared ratably on all the Shares. Cash dividends on the Shares shall be paid by wire transfer through the facilities of the Federal Reserve System to any registered holder who shall provide to the Corporation appropriate written instructions a reasonable time prior to any payment date. In order to facilitate timely payment, the Board of Directors may fix a record date for the determination of the holders of the Shares or may cause the transfer books of the Corporation to be closed to transfer of the Shares, not more than 60 days prior to the payment date for any Distribution on the Shares.

                  (b) Distributions on Capital Stock Generally. The Board of Directors shall not:

                           (i)      declare any dividend on any shares of any
class or series of stock ranking on a parity with the Shares in respect of the payment of dividends for any dividend period unless there shall have been or shall be paid or declared on all Shares then outstanding, for the same dividend period or for the dividend period of the Shares terminating within the dividend period of such parity stock, like dividends ratably in proportion to the respective dividend rates fixed for the Shares and all such other classes or series (determined in each case by dividing the annual amount of the required dividend per share by the involuntary liquidation preference per share); or

                           (ii)     directly or indirectly pay or incur any
liability to pay any Distribution (as such term is defined in clause (j)(ii) of this Section C. 1) with respect to any shares of any class of capital stock of the Corporation ranking junior to the Shares with respect to the payment of dividends or redemption or payment upon dissolution, liquidation or winding up, unless, at the time of and after giving effect to such payment or liability, (1) all cumulative and all mandatory Distributions at such time required to have been made with respect to the Shares have been or are simultaneously being fully paid and the Corporation shall be in compliance with all provisions of this Section C.1, and (2) the aggregate amount of all Distributions with respect to all classes of capital stock of the Corporation for all periods subsequent to December 31, 1976 shall not exceed $15,000,000 plus 75% of Consolidated Net Earnings (as such term is defined in clause (j)(i) of this Section C.1) for the period from January 1, 1977 through the end of the last full fiscal quarter.

         The Corporation shall not authorize any dividend that is not payable within sixty days of authorization. Any of the foregoing restrictions imposed by this clause (b) may be waived by the affirmative vote or consent of the holders of at least a majority of the Shares at the time outstanding, given in writing or by resolution adopted at a meeting called for that purpose. Any Distribution which shall be validly declared by the Board of Directors in accordance with the provisions of this clause (b) may be paid whether or not it would otherwise be permissible at the time of payment.

                  (c) Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, the holders of the Shares then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to shareholders, (i) if such dissolution, liquidation or winding up is voluntary, the same amount per Share that such holders would have received had the Corporation redeemed the Shares pursuant to the provisions of clause (d) below immediately prior to the date on which payment is due to such holders, or (ii) if such dissolution, liquidation or winding up is involuntary, $100 per Share, plus in either case an amount equal to all dividends accrued and unpaid on each Share to the date fixed for distribution, and no more, before any distribution shall be made to the holders of any class of capital stock or series thereof ranking junior to the Shares with respect to the distribution of assets. If the net assets of the Corporation available therefor shall be insufficient for payment of the aforesaid full distributive amounts to the holders of the Shares, or to the holders of the Shares and of shares of each class or series ranking on a parity with the Shares with respect to the distribution of assets, such holders shall be entitled to share such net assets ratably in proportion to their respective full distributive amounts. Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, stating a payment date and the place where the distributive amounts shall be payable, shall be sent by first class mail, postage prepaid, not later than 30 days prior to the payment date stated therein, to the holders of record of the Shares at their respective addresses as the same shall appear on the books of the Corporation. Neither the merger nor consolidation of the Corporation into or with any other corporation or of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding up of the Corporation within the meaning of this clause
(c).

                  (d) Optional Redemption with Premium. The Corporation may redeem, in the manner provided in clause (f), all or, from time to time, part of the Shares at the prices per Share set forth below, plus in each case an amount equal to all accrued and unpaid dividends thereon:

 IF THE REDEMPTION DATE IS DURING THE 12 MONTH PERIOD
               BEGINNING JULY 1:                                      REDEMPTION PRICE
-------------------------------------------------------               ----------------
1977...................................................                   $108,750
1978...................................................                    108,125
1979...................................................                    107,500
1980...................................................                    106,875
1981...................................................                    106,250
1982...................................................                    105,625
1983...................................................                    105,000
1984...................................................                    104,375
1985...................................................                    103,750
1986...................................................                    103,125
1987...................................................                    102,500
1988...................................................                    101,875
1989...................................................                    101,250
1990...................................................                    100,625
1991...................................................                    100,000

         except that prior to July 1, 1987 none of the Shares may be so redeemed if the funds for such redemption are obtained by the Corporation directly or indirectly from or in anticipation of the proceeds of any borrowings by or for the account of the Corporation or of any issue of Preferred Stock or of any issue of capital stock of any Subsidiary (as defined in clause (j)(vi) of this Section C.1) other than common stock, which, in each case, has a Weighted Average Life (as defined in clause (j)(vii) of this Section C.1) less than the then Weighted Average Life of the Shares or involves a net cost to the Corporation (calculated after adjustment for any premium received or discount granted (determined in accordance with generally accepted accounting principles) and for any tax benefit to the Corporation resulting from the deductibility of interest and/or premium or any other similar expense not deductible with respect to the Shares) of less than 8.75% per annum.

                  (e)      Mandatory Redemption; Optional Redemption Without
Premium.

                           (i)      On each July I from 1983 through 1992
inclusive, the Corporation shall redeem 25,000 of the Shares at a price of $100 per share plus accrued and unpaid dividends, out of assets that are by law available for such purpose and in the manner provided in clause (f). At or prior to the time of each such redemption the Corporation shall pay or make provision for payment of all accrued and unpaid dividends on the Shares and all other shares of any class or series ranking senior to or on a parity with the Shares in respect of the right to receive dividends and for any mandatory redemption, required to be made on or before such July 1, of shares of all classes ranking senior to the Shares in respect of mandatory redemption. In the event the assets available for such purpose are not adequate to satisfy the mandatory redemption payments at any time in respect of the Shares and all other shares of Preferred Stock ranking on a parity with the Shares in respect of redemption, the amount so available shall be allocated pro rata, based on the respective aggregate redemption payments then required to he made in respect of the Shares and in respect of each other class or series of such other shares, to redeem the largest number of whole shares of each class or series redeemable out of the available assets allocated to it.

                           (ii)     The Corporation may, at its option, redeem,
contemporaneously with any redemption under paragraph (i) above, up to an additional 25,000 Shares at a price of $100 per Share plus all accrued and unpaid dividends, in the manner provided in clause (f). Any portion of such option unexercised after any such July 1 shall automatically terminate forthwith (such options not being cumulative). Any exercise of such option (whether total or partial) shall be applied against the Corporation's mandatory redemption obligations under clause (e)(i) in inverse chronological order, so as not to reduce the next-accruing mandatory redemption obligations until the Shares are fully redeemed.

                  (f)      Manner of Redemption.

                           (i)      The total amount payable upon any such
redemption of any Shares is herein referred to as the "Redemption Price" of such Shares, and the payment date designated in clause (e) hereof in the case of a redemption pursuant thereto or in the notice of redemption in the case of a redemption pursuant to clause (d) hereof is herein referred to as the "Redemption Date". Notice of each redemption shall be mailed, at least 30 days but not more than 60 days prior to the Redemption Date, to the holders of record of the Shares to be redeemed, at their respective addresses as they appear upon the books of the Corporation. If fewer than all the Shares are to be redeemed, the number of the Shares to be redeemed shall be redeemed pro rata from Shares held by all the registered holders of the Shares. In order to facilitate the redemption of Shares, the Board of Directors may fix a record date for the determination of holders of the Shares or may cause the transfer books of the Corporation to be closed to transfer of the Shares, not more than 60 days prior to a Redemption Date.

                           (ii)     Unless the Corporation shall have defaulted
in the payment of the Redemption Price, from and after each Redemption Date all dividends on the Shares designated for redemption in the notice of redemption (the "Designated Shares") shall cease to accrue and on such Redemption Date or on any prior date on which the Redemption Price may be deposited in trust pursuant to clause (iii) below:

                                    (1)      all rights of the holders of the
Designated Shares shall cease and terminate, except the right to receive the Redemption Price of the Designated Shares upon the surrender to the Corporation of the certificates representing the same, but without interest;

                                    (2)      the Designated Shares shall not
thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation; and

                                    (3)      the Designated Shares shall not be
deemed to be outstanding for any purpose whatsoever.

                           (iii)    At its election, the Corporation may specify
in its notice of a redemption that it will deposit the Redemption Price of the Designated Shares in trust for the holders of the Designated Shares with a bank or trust company (having a capital and surplus of not less than $25,000,000) in the Borough of Manhattan, City and State of New York, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to the Shares, in which case such notice shall (1) state the date of such deposit (which shall be not earlier than twenty days after the date of such redemption notice and not later than the Redemption Date), (2) specify the office of such bank or trust company as the place of payment of the Redemption Price, and (3) if and to the extent that any Designated Shares constitute all of the Shares represented by a certificate, call upon the holder of such certificate to surrender such certificate on or after such date of deposit against payment of the Redemption Price. Any funds so deposited that shall not be required for such redemption shall be returned to the Corporation forthwith. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any money so deposited that shall represent the claim of a holder of Designated Shares and shall remain unclaimed at the end of one year after the Redemption Date shall be returned by such bank or trust company to the Corporation, after which such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall have no further interest in such money (but shall retain its right to receive the Redemption Price of such Shares, without any interest thereon, directly from the Corporation upon surrendering the certificates representing the same).

                           (iv)     Cash payments for redemption payable by the
Corporation shall be paid by wire transfer through the facilities of the Federal Reserve System to any registered holder who shall have provided to the Corporation appropriate written instructions a reasonable time prior to the Redemption Date or, if the Corporation has elected to proceed under clause (iii) above, prior to the date of deposit designated in its notice of such election. By taking delivery of any certificate evidencing Shares, each holder of said Shares shall be conclusively deemed to have agreed that, upon any payment made to such holder of the Shares in respect of redemption or upon liquidation, which payment relates to fewer than all the Shares represented by such certificate, such holder will duly make notation on such certificate of the number of such Shares that have been so redeemed or otherwise paid for. All such payments in respect of redemption or upon liquidation of fewer than all the Shares represented by any certificate evidencing Shares shall be made to any registered holder thereof as provided above without requiring the presentation or surrender of such certificate.

                  (g) Restrictions. As long as any of the Shares are outstanding:

                           (i)      The Corporation will not, without the
affirmative vote or consent of the holders of at least 66-2/3% of the Shares given in writing or by resolution adopted at a meeting called for the purpose, create, authorize or issue any shares of Preferred Stock ranking senior to the Shares with respect to the payment of dividends or redemption or payment upon the dissolution, liquidation or winding up of the Corporation, or amend, alter or repeal any provision of the Corporation's Restated Certificate of Incorporation or By-Laws so as to affect adversely the relative rights or preferences of the Shares or enter into any agreement or take any other action, including any of the foregoing actions effected by merger or similar transaction in which the Corporation is the surviving corporation, so as to affect adversely the relative rights or preferences of the Shares.

                           (ii)     The Corporation will not without the
affirmative vote or consent of the holders of at least a majority of the Shares at the time outstanding, given in writing or by resolution adopted at a meeting called for the purpose:

                                    (1)      issue any additional shares of
Preferred Stock unless the Corporation's Fixed Charges Ratio (as defined below) during any period of 12 consecutive calendar months in the 15 calendar months immediately preceding such issue was at least 2:1 and the Corporation's Liquidation Preference Ratio (as defined below) at a month-end not more than 45 days prior to such issue was at least 4:1. For this purpose, "Fixed Charges Ratio" shall mean the ratio of the sum of the Corporation's Consolidated Net Earnings (before any distributions in respect of capital stock), income taxes and interest expense (excluding any amortization of debt discount) to the sum of the Corporation's interest expense (excluding any amortization of debt discount) and pro forma dividends on all Preferred Stock (for purposes of such pro forma dividend calculation, Preferred Stock shall be deemed to include the Preferred Stock proposed to be issued as well as all Preferred Stock outstanding at the time of such proposed issuance, all such Preferred Stock shall be deemed to have been outstanding throughout the applicable period of 12 consecutive calendar months and all dividends which would have accrued on all such Preferred Stock during such period shall be multiplied by the ratio that Consolidated Net Earnings before income taxes bears to Consolidated Net Earnings during such period of 12 consecutive calendar months), and the term "Liquidation Preference Ratio" shall mean the ratio of the sum of the Corporation's retained earnings, capital stock and additional paid-in capital, less the involuntary liquidation preference of the Shares and all other shares of Preferred Stock ranking senior to or on a parity with the Shares with respect to payment upon dissolution, liquidation or winding up of the Corporation, to the involuntary liquidation preference of the Shares and all such other shares of Preferred Stock; or

                                    (2)      sell, lease or dispose of
substantially all the assets of the Corporation or enter into a consolidation or merger in which the Corporation is not the surviving corporation, unless immediately after such consolidation or merger (x) none of the relative rights or preferences of the Shares (including without limitation dividend, redemption, liquidation and voting rights) would he adversely affected thereby and (y) the surviving corporation does not have, authorized or outstanding, shares of capital stock ranking prior to the shares issued by it in connection with such consolidation or merger to the holders of the Shares in respect of the payment of dividends or redemption or the dissolution, liquidation or winding up of such surviving corporation other than shares issued to the holders of shares of the Corporation which had such prior ranking to the Shares immediately before such consolidation or merger.

         Not less than 30 days prior to the occurrence of any event specified in clause (g)(ii)(1) as to which the Corporation determines the vote of the holders of the Shares is not required, the Corporation shall provide each holder of Shares with a calculation certified by the chief financial officer of the Corporation evidencing the satisfaction of the conditions specified in clause
(g)(ii)(1), based on the figures derived from financial statements previously certified by the independent certified public accountants then retained by the Corporation, to the extent practicable, and otherwise on figures derived from financial statements which the chief financial officer of the Corporation shall certify as fairly presenting the information purported to be shown, subject to changes resulting from year-end adjustments, and as having been prepared in accordance with generally accepted accounting principles consistently applied or, in the event of a change in such accounting principles, indicating the effect of such change.

                  (h) Voting Rights. The holders of the Shares shall not be entitled to vote at any election of directors or on any other matter submitted to the shareholders except as otherwise provided in clause (g) of this Section C.l and except that, whenever accrued dividends, mandatory redemption payments (determined as though all the assets necessary for such purpose were legally available) or any combination of accrued dividends and such mandatory redemption payments on the Shares shall no have been paid when due in an aggregate amount equal to the aggregate amount of the six most recent quarterly dividends required to be paid on the Shares then outstanding (whether or not paid), the holders of the Shares outstanding at the time shall become entitled to exercise, or to participate in the exercise of, the voting rights provided in Section D of this Article IV.

                  (i) General. The Shares shall not have any relative participating, optional or other special rights or powers other than those specifically set forth in this Section C.1 or elsewhere in this Restated Certificate of Incorporation of the Corporation, as such Restated Certificate (including Section C.1) may be amended from time to time, or as provided by New Jersey law.

                  (j) Definitions. As used in this Section C.1 the following terms have the following respective meanings:

                           (i)      "Consolidated Net Earnings" for any period
shall mean the consolidated net earnings for such period of the Corporation and its Subsidiaries as reflected in the consolidated financial statements of the Corporation and its Subsidiaries (1) certified by the independent certified public accountants then retained by the Corporation with respect to a fiscal year or (2) as reported by the Corporation to its shareholders for periods after the close of the most recent fiscal year, provided that, in each case, there shall be excluded net gains or losses in such period from the write-up or write-down of capital assets or on the sale or other disposition, not in the ordinary course of business, of capital assets or on the acquisition or retirement or sale of stock or securities of the Corporation or any Subsidiary.

                           (ii)     "Distribution" on any class of capital stock
of the Corporation shall mean:

                                    (1)      any dividend or other distribution
on account of the shares of such class (except a distribution payable solely in Junior Stock); and

                                    (2)      any payment in redemption,
retirement, purchase or other acquisition of such stock except out of the net proceeds of a substantially concurrent sale of shares of capital stock having no greater preferences in respect of dividends or redemption or liquidation, dissolution or winding up of the Corporation than any stock acquired by the Corporation through such payment and retired.

                           (iii)    "Junior Stock" shall mean shares of common
stock or any other class or series of capital stock of the Corporation ranking junior to the Shares as to each of (1) payment of dividends, (2) redemption, and
(3) payment upon dissolution, liquidation or winding up.

                           (iv)     "Preferred Stock" shall mean any capital
stock of the Corporation which has a preference over common stock of the Corporation as to one or more of (1) payment of dividends, (2) redemption, and
(3) payment upon dissolution, liquidation or winding up.

                           (v)      "Remaining Dollar-years", as to any
indebtedness of the Corporation or as to any class of stock, shall mean at any date the sum of the amounts obtained by multiplying the amount of each then remaining mandatory sinking fund, serial maturity or other required principal payment on account of such indebtedness or each mandatory redemption payment on account of such stock, as the case may be (in either event assuming no optional prepayments, either with or without premium, will be made), by the number of years (calculated to the nearest 1/12) which will have elapsed between such date and the date at which such payment becomes due.

                           (vi)     "Subsidiary" shall mean a corporation more
than 50% (by number of votes) of the voting stock of which in the aggregate is owned by the Corporation and its Subsidiaries.

                           (vii)    "Weighted Average Life" of any indebtedness
or any class of stock shall mean at any time the number of years obtained by dividing the Remaining Dollar-years of such indebtedness or class of stock at that time, as the case may be, by the then outstanding principal amount of such indebtedness or involuntary redemption price of such class of stock, as the case may be.

                  (k) Non-amendability of Certain Provisions, No amendment of this Restated Certificate of Incorporation shall be made the effect of which is (1) to reduce the dividends payable on the Shares or to alter the restrictions with respect to Distributions on capital stock, (ii) to change the date or reduce the amount of any mandatory redemption payment, (iii) to reduce the Redemption Price or to alter the restriction on the source of funds for an optional redemption of Shares with premium, (iv) to alter the terms upon which the Corporation may make an optional redemption of Shares without premium, (v) to decrease the amount to which the holders of the Shares are entitled upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (vi) to alter the restrictions contained in clause (g) above, or
(vii) to alter the voting rights of the holders of the Shares under the circumstances described in clause (h) above, without the unanimous consent of the holders of the Shares outstanding at that time.

                  (l) Notices. All communications provided for in this Section C.1 shall be in writing and shall be mailed by first class mail, postage prepaid and addressed:

                           (i)      if to a holder of the Shares, to the address
registered on the books of the Corporation or to such other address as the holder shall have furnished to the Corporation by a communication so mailed, or

                           (ii)     if to the Corporation, to GK Technologies
Building, 500 West Putnam Avenue, Greenwich, Connecticut 06830 or to such other address as the Corporation shall have furnished to the holders by a communication so mailed,

         Every communication so addressed and mailed by registered or certified mail, return receipt requested (except a communication designating a new address for mailing purposes, which shall be deemed given or served upon actual receipt thereof by the addressee) shall be deemed given or served on the fifth business day after the postmark date borne by such communication. All other communications shall be deemed given or served upon actual receipt thereof by the addressee.

D.       SPECIAL VOTING RIGHTS OF PREFERRED STOCK

         (1)      Vesting of Rights.

                  Upon the occurrence of an event which, by virtue of any provision of this Article IV, vests in the holders of a class or series of Preferred Stock the right to exercise the voting rights specified in this Section D, such holders and the holders of shares of all other classes and series of Preferred Stock as to which such voting rights shall similarly have vested, voting as a single class, shall be entitled to elect two directors of the Corporation, in addition to those elected by the holders of the class or classes of capital stock ordinarily entitled to elect the directors of the Corporation in accordance with the provisions of this Restated Certificate of Incorporation and the Corporation's By-Laws. Each person elected as a director of the Corporation in accordance with the provisions of this Section D shall serve until the next annual meeting of the shareholders of the Corporation and until his successor shall have been elected and shall duly qualify.

         (2)      Manner of Exercise.

                  Whenever the right referred to in Section 1 above shall have vested in the holders of shares of any class or series of Preferred Stock at a time when such right shall not be vested in the holders of shares of any other class or series of Preferred Stock, such right may be exercised initially either at a special meeting of the holders of shares with respect to which such right shall be so vested at the time of such meeting, called as provided in this
Section 2, or at the next annual meeting of shareholders held for the purpose of electing directors and shall be exercised thereafter at such annual meeting. Such initial special meeting may be called in any manner provided in the By-Laws for the calling of special meetings of shareholders. If such initial meeting shall not have been so called and if the holders of record of at least 20% of the shares then outstanding with respect to which such voting right shall have vested serve a written request for such meeting upon the Corporation (marked to the attention of the Secretary) not later than 75 days immediately preceding the date fixed for the next annual meeting of shareholders, the Corporation shall call a special meeting of the holders of shares with respect to which such voting right shall have vested, to be held at the earliest practicable date upon the notice required for annual meetings of shareholders. In either event, such initial meeting shall be called for the purpose of electing two directors of the Corporation and shall be held at a place in the Borough of Manhattan, City and State of New York or the city where the principal office of the Corporation is then located, to be specified in the notice of such meeting. if such meeting shall not be called by the Corporation within 20 days after timely service of the holders' request, any holder that had joined in such request may call such meeting at the expense of the Corporation, in the manner and at the place above stated. Any holder that had joined in such request shall have access to the stock ledger of the Corporation showing the names and addresses of the registered holders of all shares with respect to which such voting right shall have vested for the purpose of causing a meeting of such holders to be called pursuant to this Section 2.

         (3)      Quorum and Voting.

                  At any meeting held for the purpose of electing directors at which the holders of shares of Preferred Stock shall have the right (voting together as a single class) to elect directors as provided in Section 1 above, the presence, in person or by proxy, of the holders of a majority by number of votes of such shares at the time outstanding shall constitute a quorum. In any election pursuant to the provisions of this Section D, the holder of each share of Preferred Stock with respect to which such voting right shall have vested shall be entitled to at least one vote in respect thereof and the number of votes per share allocated to each class or series of Preferred Stock so entitled to vote shall be based on the ratio of the involuntary liquidation preference of such share to the aggregate of the involuntary liquidation preferences of all shares of Preferred Stock entitled to vote in such election. At any such meeting or any adjournment thereof:

                  (a) The absence of a quorum of such holders shall not prevent the election of the directors other than those to be elected by such holders, and the absence of a quorum of holders of the stock entitled to vote for directors ordinarily as provided in this Restated Certificate of Incorporation and the By-Laws of the Corporation shall not prevent the election of the directors to be elected by such holders of Preferred Stock.

                  (b) In the absence of a quorum of such holders, the holders of a majority by number of votes of the shares in which such voting right is vested present in person or by proxy shall have power to adjourn from time to time the meeting for the election of directors whom such holders are entitled to elect, without notice other than announcement at the meeting, until a quorum shall be present.

         (4)      Vacancies.

                  If the office of any director elected by the holders of the shares with respect to which the voting rights provided for in Section 1 shall have vested becomes vacant by reason of death, resignation, retirement, disqualification removal from office or otherwise, the remaining director elected by such holders may designate a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. If the offices of both such directors become so vacant before such a successor is so designated, within 50 days after such second vacancy occurs the Corporation shall call a special election pursuant to Section 2 to fill such vacancies.

         (5)      Cessation of Voting Rights.

                  The voting rights provided for in Section 1 shall continue until all dividends accrued on the shares with respect to which such rights shall have vested and all mandatory redemption payments required to be made thereon shall have been made, at which time such rights shall terminate, subject to revesting in the event of each and every subsequent recurrence of an event which causes such voting rights to vest. Upon any termination of such right, the term of office of all directors then in office elected solely by holders of shares of Preferred Stock shall terminate immediately.

                                    ARTICLE V
                               BOARD OF DIRECTORS

                  The number of directors of the Corporation shall be fixed from time to time as provided in the By-Laws.

                  The current board of directors of the Corporation consists of 14 persons whose names and addresses are as follows:

                NAME                                    ADDRESS
                ----                                    -------
 Robert P. Jensen ....................      500 West Putnam Avenue
                                            Greenwich, Connecticut 06830
 Arthur G. Boardman, Jr...............      61 Adams Avenue
                                            Short Hills, New Jersey 07078
 Frederick A. Collins, Jr.............      330 Madison Avenue
                                            New York, New York 10017
 George V. Comfort....................      200 Madison Avenue
                                            New York, New York 10016
 Richard Dicker.......................      245 Park Avenue
                                            New York, New York 10167
 William H. Donaldson.................      200 Park Avenue, Suite 3024
                                            New York, New York 10017
 A. Leon Fergenson....................      375 Park Avenue
                                            New York, New York 10022
 Gerald R. Ford.......................      P. 0. Box 927
                                            Rancho Mirage, California 92270
 Berkeley D. Johnson..................      12167 Turtle Beach Road
                                            Lost Tree Village
                                            North Palm Beach, Florida 33408
 Francis A. Kareken...................      245 Park Avenue
                                            New York, New York 10167
 John E. Kircher......................      6 Winding Lane
                                            Greenwich, Connecticut 06830
 Dennis G. Little.....................      500 West Putnam Avenue
                                            Greenwich, Connecticut 06830
 Neal W. Welch........................      87 Marshall Street
                                            North Adams, Massachusetts 01247
 Alan T. Wenzell......................      1221 Avenue of the Americas
                                            New York, New York 10036

         Directors shall hold office until the expiration of their respective terms of office or until their respective successors have been elected and qualified, provided that one or more or all of the directors may be removed from office with or without cause (i) by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote for the election of directors at a meeting of shareholders or (ii) without a meeting upon the written consent of shareholders who would have been entitled to cast a majority of the votes which would be necessary to authorize such removal at a meeting at which all shareholders entitled to vote thereon were present and voting.

         In addition to the number of directors of the Corporation that may be fixed from time to time, no more than a total of two additional directors may be authorized as provided in paragraph (g) of Section A and in Section D of Article IV of this Restated Certificate of Incorporation, to be elected for terms of not more than one year by vote of the holders of one or more classes or series of Preferred Stock in case of dividend arrearages or other specified events, if so provided by the terms of such class or series and as provided in Section D of
Article IV, and to be subject to removal only as provided therein or as authorized by law, notwithstanding the provisions of the next preceding paragraph.

                                   ARTICLE VI
                                 INDEMNIFICATION

                  The Corporation shall indemnify to the full extent from time to rime permitted by Jaw any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein, or any inquiry or investigation which could lead to such action, suit or proceeding, by reason of the fact that he is or was a director or officer of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or, while a director or officer of the Corporation, serves or served any other enterprise in any capacity at the request of the Corporation or acted or failed to act with respect to any pension or other employee benefit plan of the Corporation. Such right of indemnification shall inure to the benefit of the legal representative of any such person. In addition to and not in limitation of the foregoing, the Board of Directors may provide for the purchase and maintenance by the Corporation of insurance on behalf of all or any of its directors and officers and any other person or persons against any expenses incurred in any proceeding and any liabilities asserted against any such person by reason of his being or having been a director or officer of the Corporation or by reason of his serving or having served any other enterprise as a director or officer at the request of the Corporation or by reason of his serving or having served, while a director or officer of the Corporation, any other enterprise in any capacity at the request of the Corporation, or by reason of his acting or having failed to act, while a director or officer of the Corporation, with respect to any pension or other employee benefit plan of the Corporation, in such amounts and on such terms as the Board of Directors may determine, to the full extent from time to time permitted by law or to such, lesser extent as the Board of Directors may from time to time determine. Nothing herein shall limit the power of the Corporation to indemnify, or to provide insurance on behalf of, employees, agents or other persons, or limit any rights under any by-law, agreement, vote of shareholders or otherwise.